                                                                    EXHIBIT 5(A)

                                 April 3, 1996

CoreStates Financial Corp
Philadelphia National Bank Building
1345 Chestnut Street
Philadelphia, Pennsylvania 19107

CoreStates Capital Corp
Philadelphia National Bank Building
1345 Chestnut Street
Philadelphia, Pennsylvania 19107

Dear Sirs:

  I am Counsel of CoreStates Financial Corp, a Pennsylvania corporation ("CoreStates"). In that capacity, I am acting as counsel for CoreStates and for CoreStates Capital Corp, a Pennsylvania corporation ("CoreStates Capital"), in connection with the preparation of a Registration Statement on Form S-3 and a Post-Effective Amendment to a Registration Statement on Form S-3 (Registration Statement No. 33-54049) (the "Registration Statement"), containing a combined prospectus supplement and prospectus (the "Prospectus"), being filed this date with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. Pursuant to the Registration Statement, CoreStates is registering shares of common stock ("Common Stock") and preferred stock ("Preferred Stock") including depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts") each representing a fractional interest in such Preferred Stock and CoreStates Capital is registering its senior debt securities ("Senior Debt Securities") and subordinated debt securities ("Subordinated Debt Securities") (collectively "Debt Securities") which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest, if any, by CoreStates ("Guarantees"), having an aggregate public offering price of $1,750,000,000. CoreStates Capital may issue warrants to purchase Debt Securities ("Warrants"). The Common Stock, Debt Securities, Preferred Stock and Warrants may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in a Prospectus Supplement. The Senior Debt Securities and the Guarantees are to be issued under an Indenture dated as of December 1, 1990 (the "Senior Indenture") among CoreStates Capital, CoreStates and The Bank of New York, as senior trustee and successor to NationsBank of Georgia, National Association, successor to Wachovia Bank of Georgia, N.A. (formerly the First National Bank of Atlanta, N.A.). The Subordinated Debt Securities and the Guarantees are to be issued under an indenture between CoreStates Capital, CoreStates and Bank One, Columbus, N.A., dated as of December 1, 1990, as amended by a First Supplemental Indenture dated as of March 1, 1993, as further amended by a Second Supplemental Indenture dated as of August 1, 1994 (together the "Subordinated Indenture"), between CoreStates, CoreStates Capital, Bank One, Columbus, N.A. and Citibank, N.A., as subordinated trustee.

  I have examined such documents and made such other investigations as I have deemed relevant under the circumstances.

Based thereon, I am of the opinion that:

    1. CoreStates Capital and CoreStates have been duly incorporated and are validly existing as corporations under the laws of the Commonwealth of Pennsylvania.

    2. The Common Stock has been duly authorized and, when duly executed, will be validly issued, fully paid and non-assessable.

    3. When a Certificate of Designation relating to the Preferred Stock is duly filed with the Secretary of the Commonwealth of Pennsylvania, the Preferred Stock, Depositary Shares and Depositary Receipts will be duly authorized, and upon delivery against payment in full therefor, will be validly issued, fully paid and non-assessable.

    4. The Debt Securities and the related Guarantees have been duly authorized and, when duly executed, authenticated and issued pursuant to the Senior Indenture or the Subordinated Indenture and delivered against payment therefor, will constitute valid and legally binding obligations of CoreStates Capital and CoreStates, respectively, entitled to the benefits provided by such Indenture.

    5. The Warrants and the Warrant Agreement have been duly authorized and, when duly executed and delivered by CoreStates Capital, will constitute a valid and legally binding obligation of CoreStates Capital.

    6. The Senior Indenture and the Subordinated Indenture have been duly authorized and duly executed and delivered by CoreStates Capital and CoreStates, and each constitute a valid and legally binding instrument of CoreStates Capital and CoreStates in accordance with its terms.

    7. The Second Supplemental Indenture has been duly authorized and, when duly executed and delivered by CoreStates Capital and CoreStates, will constitute a valid and legally binding instrument of CoreStates Capital and CoreStates in accordance with its terms.


  The opinions set forth in paragraph 2, 3, 4, 5, 6 and 7 are qualified to the extent that the obligations of CoreStates Capital and CoreStates may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights, and by general equity principles.

  This opinion is furnished for use as an Exhibit to the Registration Statement being filed by CoreStates Capital and CoreStates. I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name in the Prospectus under the heading "Legal Opinions". By giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ David T. Walker
                                          _____________________
                                          David T. Walker
                                          CoreStates Financial Corp
                                          Counsel